Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 United States dentons.com

April 11, 2019

Arcturus Therapeutics Holdings Inc.

10628 Science Center Drive, Suite 250

San Diego, CA 92121

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Arcturus Therapeutics Holdings Inc., a Delaware corporation (“Arcturus Delaware”) in connection with the scheme of arrangement between Arcturus Delaware and Arcturus Therapeutics Ltd., an Israeli corporation (“Arcturus Israel”), pursuant to which Arcturus Delaware will acquire: (i) all of the ordinary shares of Arcturus Israel in exchange for the issuance of the same number of shares of Arcturus Delaware common stock on a one-to-one basis (the “Shares”) and (ii) all of the options to purchase ordinary shares of Arcturus Israel in exchange for the issuance of the same number of options on a one-to-one basis to purchase Arcturus Delaware shares of common stock pursuant to the terms of the Agreement, dated as of February 8, 2019 between Arcturus Israel and Arcturus Delaware (the “Exchange Agreement”).

The Shares are included in a registration statement on Form S-4 (as amended through the effective date thereof, the “Registration Statement”) filed by Arcturus Delaware with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related proxy statement/prospectus/consent solicitation, other than as expressly stated herein with respect to the issuance of the Shares.

In acting as counsel for Arcturus Delaware and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of Arcturus Delaware, agreements and other instruments, certificates of officers and representatives of Arcturus Delaware, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms and conditions of the Exchange Agreement, will be validly issued, fully paid and non-assessable shares of Arcturus Delaware Common Stock.

We express no opinion with respect to laws other than those of the federal law of the United States of America and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Arcturus Therapeutics Holdings Inc. Page 2	dentons.com

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the proxy statement/prospectus/consent solicitation constituting part of the Registration Statement, including any amendments and supplements to the foregoing. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Dentons US LLP
Dentons US LLP